                                                                     Exhibit 8.2

                     [Form of R&W Reorganization Opinion]






___, 1999

Starwood Financial Trust
1114 Avenue of the Americas, 27th Floor
New York, New York  10036

Re:      Certain Federal Income Tax Consequences

Ladies and Gentlemen:

We have acted as counsel to Starwood Financial Trust, a Maryland real estate investment trust (the "Company"), in connection with the filing of the Registration Statement on Form S-4, dated ___, 1999 (the "Registration Statement"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), and the transactions contemplated by the Agreement and Plan of Merger, dated June 15, 1999 (the "Merger Agreement"), by and among the Company, ST Merger Sub, Inc., a Maryland corporation ("Merger Sub"), and TriNet Corporate Realty Trust, Inc., a Maryland corporation ("TriNet"). In addition to the merger of Merger Sub with and into TriNet (the "Merger"), the Registration Statement describes certain other transactions including (i) the merger of the Company into Starwood Financial, Inc., a Maryland corporation (the "Incorporation Merger"), (ii) the payment of a special dividend of one million of the Company's common shares (the "Special Dividend"), and (iii) the merger of STW Holdings I, Inc. into Starwood Financial, Inc. (the "Advisor Transaction"). Capitalized terms not otherwise defined herein shall have the meanings given to them in the Merger Agreement.

In rendering the opinion expressed herein, we have examined and relied, with your consent, on the following items:

          1. The Agreement and Plan of Merger, dated June 15, 1999, regarding the Incorporation Merger;

          2. The Agreement and Plan of Merger and Interest Contribution Agreement, dated June 15, 1999, regarding the Advisor Transaction;

          3.   The Merger Agreement;

          4.   The Registration Statement;

Starwood Financial Trust                                                 Page 2
____, 1999

          5.   The Company's Declaration of Trust, as amended to date; and

          6. Such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion referred to in this letter.

In our examination of the foregoing documents, we have assumed, with your consent, that (i) all documents reviewed by us are original documents, or true and accurate copies of original documents, and have not been subsequently amended, (ii) the signatures on each original document are genuine, (iii) each party who executed the document had proper authority and capacity, (iv) all representations and statements set forth in such documents are true and correct,
(v) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms and (vi) the Company and its subsidiaries have at all times been and will continue to be (through the date of the Incorporation Merger) organized and operated in accordance with the terms of such documents. We have also assumed the accuracy of the statements and description of the Company's intended activities as described in the Registration Statement and that the Company has operated and will continue to operate (through the date of the Incorporation Merger) in accordance with the method of operation described in the Registration Statement.

For purposes of rendering the opinion stated below, we have assumed, with your consent, the accuracy of the representations contained in the Certificate of Representations, dated ____, 1999, provided to us by the Company (the "Starwood Certificate"). We have also assumed, with your consent, the accuracy of the representations contained in the Certificate of Representations, dated ___, 1999, provided to us by TriNet (the "TriNet Certificate"). These representations generally relate to the circumstances surrounding the Merger, the Special Dividend, the Advisor Transaction and the Incorporation Merger as tax-free transactions under the Code.

Based upon and subject to the foregoing, we are of the opinion that:

          (1) the Incorporation Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code;

          (2) the Special Dividend will constitute a non-taxable stock dividend to the Company's shareholders under Section 305(a) of the Code;

          (3) the Advisor Transaction will not result in the recognition of gain or loss by the Company or its shareholders; and

          (4)  the Merger will qualify as a reorganization within the meaning of
               Section 368(a) of the Code.


The opinion stated above represents our conclusions as to the application of the federal income tax laws existing as of the date of this letter in connection with the specific transactions described above

Starwood Financial Trust                                                 Page 3
____, 1999

and we can give no assurance that legislative enactments, administrative changes or court decisions may not be forthcoming that would modify or supersede our opinion. In addition, there can be no assurance that positions contrary to our opinion will not be taken by the Internal Revenue Service, or that a court considering the issues would not hold contrary to such opinion. Further, the opinion set forth above represents our conclusions based upon the documents, facts and accuracy of the assumptions and representations referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such assumptions or representations could affect the opinion referred to herein. After reasonable inquiry, however, we are not aware of any facts or circumstances inconsistent with such assumptions or representations. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter, the Starwood Certificate and the TriNet Certificate.

The opinion set forth in this letter: (i) is limited to those matters expressly covered and no opinion is to be implied in respect of any other matter; (ii) is as of the date hereof; and (iii) is rendered by us solely for the benefit of you and your shareholders and may not be provided to or relied upon by any person or entity other than you and your shareholders without our express consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Material Federal Income Tax Consequences" in the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,